Exhibit 99.1
Penumbra, Inc. Reports Second Quarter 2020 Financial Results

ALAMEDA, Calif., August 3, 2020 (PR Newswire) - Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today reported financial results for the second quarter ended June 30, 2020.

•Revenue of $105.1 million in the second quarter of 2020, a decrease of 21.7%, or 21.3% in constant currency1, compared to the second quarter of 2019. US revenue of $78.0 million was slightly less than 10% below the same period a year ago.
Second Quarter 2020 Financial Results
Total revenue declined to $105.1 million for the second quarter of 2020 compared to $134.2 million for the second quarter of 2019, a decrease of 21.7%, or 21.3% on a constant currency basis. The United States represented 74% of total revenue and international represented 26% of total revenue for the second quarter of 2020. Revenue from sales of vascular products declined to $46.3 million for the second quarter of 2020, a decrease of 12.1%, or 11.9% on a constant currency basis. US vascular revenue declined 5.7% and international vascular revenue declined 36.7% compared to the second quarter of 2019. Revenue from sales of neuro products declined to $58.8 million for the second quarter of 2020, a decrease of 27.8%, or 27.3% on a constant currency basis. US neuro revenue and international neuro revenue declined 13.3% and 45.4%, respectively, compared to the second quarter of 2019.

Gross profit was $64.9 million, or 61.8% of total revenue, for the second quarter of 2020, compared to $93.9 million, or 70.0% of total revenue, for the second quarter of 2019.

Total operating expenses for the second quarter of 2020 were $82.6 million, or 78.6% of total revenue. This compares to total operating expenses of $81.1 million, or 60.5% of total revenue, for the second quarter of 2019. R&D expenses were $22.7 million for the second quarter of 2020, compared to $13.5 million for the second quarter of 2019. SG&A expenses were $59.9 million for the second quarter of 2020, compared to $67.7 million for the second quarter of 2019.

Operating loss for the second quarter of 2020 was $17.6 million, compared to an operating income of $12.8 million for the second quarter of 2019.

As of June 30, 2020, cash, cash equivalents and marketable investments totaled $278.3 million, which includes net cash proceeds of approximately $134.8 million from an underwritten public offering completed in June 2020.

Impact of COVID-19 Pandemic
The Company’s business trends continue to be impacted by the global COVID-19 pandemic. The Company has experienced and believes that the impact of the COVID-19 pandemic on the Company's business differs by geography and procedure type. Due to the uncertain scope and duration of the pandemic, and uncertain timing of global recovery and economic normalization, we still cannot reliably estimate the future impact on our operations and financial results. Further, we think the recent resurgence in the United States and other parts of the world could cause periodic disruption in our revenue until the pandemic is contained.

Webcast and Conference Call Information
Penumbra, Inc. will host a conference call to discuss the second quarter 2020 financial results after market close on Monday, August 3, 2020 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (833) 350-1434 for domestic and international callers (conference id: 8138127), or the webcast can be accessed on the “Events” section under the “Investors” tab of the Company’s website at: www.penumbrainc.com. The webcast will be available on the Company’s website for at least two weeks following the completion of the call.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets novel products and has a broad portfolio that addresses challenging medical conditions in markets with significant unmet need. Penumbra sells its products to hospitals and healthcare providers primarily through its direct sales organization in the United States, most of Europe, Canada and Australia, and through distributors in select international markets. The Penumbra logo is a trademark of Penumbra, Inc. For more information, visit www.penumbrainc.com.
1See “Non-GAAP Financial Measures” for important information about our use of constant currency and other non-GAAP measures.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures in this press release: a) non-GAAP net (loss) income and non-GAAP diluted earnings per share (“EPS”) and b) constant currency.

Non-GAAP net (loss) income and non-GAAP diluted EPS. The Company defines non-GAAP net (loss) income as net income attributable to Penumbra, Inc. excluding the effects of the impairment loss on indefinite-lived intangible asset and the excess tax benefits associated with share-based compensation arrangements. The Company defines non-GAAP diluted EPS as GAAP diluted EPS, excluding the effects of the same items above.

Constant Currency. The Company’s constant currency revenue disclosures estimate the impact of changes in foreign currency rates on the translation of the Company’s current period revenue as compared to the applicable comparable period in the prior year. This impact is derived by taking the current local currency revenue and translating it into U.S. dollars based upon the foreign currency exchange rates used to translate the local currency revenue for the applicable comparable period in the prior year, rather than the actual exchange rates in effect during the current period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Full reconciliation of these non-GAAP measures to the most comparable GAAP measures is set forth in the tables below.

Our management believes the non-GAAP financial measures disclosed in this press release are useful to investors in assessing the operating performance of our business and provide meaningful comparisons to prior periods and thus a more complete understanding of our business than could be obtained absent this disclosure. Specifically, we consider the change in constant currency revenue as a useful metric as it provides an alternative framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. We consider non-GAAP net (loss) income and non-GAAP diluted EPS useful metrics as they provide an alternative framework for assessing how our underlying business performed excluding the impairment loss on indefinite-lived intangible asset and the excess tax benefits associated with share-based compensation arrangements.

The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 7, 2020. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$134,381	$72,779
Marketable investments	143,914	116,610
Accounts receivable, net	97,613	105,901
Inventories	183,442	152,992
Prepaid expenses and other current assets	16,545	14,852
Total current assets	575,895	463,134
Property and equipment, net	62,188	51,812
Operating lease right-of-use assets	42,669	43,717
Finance lease right-of-use assets	37,927	39,287
Intangible assets, net	10,645	25,407
Goodwill	7,665	7,656
Deferred taxes	36,474	31,305
Other non-current assets	6,737	2,946
Total assets	$780,200	$665,901
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,432	$15,111
Accrued liabilities	57,718	67,630
Current operating lease liabilities	4,446	4,142
Current finance lease liabilities	1,016	4,165
Total current liabilities	77,612	91,048
Non-current operating lease liabilities	45,925	47,242
Non-current finance lease liabilities	26,202	26,748
Other non-current liabilities	7,300	15,250
Total liabilities	157,039	180,288
Stockholders’ equity:
Common stock	36	35
Additional paid-in capital	581,066	430,659
Accumulated other comprehensive loss	(2,097)	(2,324)
Retained earnings	45,789	57,522
Total Penumbra, Inc. stockholders’ equity	624,794	485,892
Non-controlling interest	(1,633)	(279)
Total stockholders’ equity	623,161	485,613
Total liabilities and stockholders’ equity	$780,200	$665,901

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$105,109	$134,201	$242,438	$262,640
Cost of revenue	40,179	40,273	89,499	84,802
Gross profit	64,930	93,928	152,939	177,838
Operating expenses:
Research and development	22,725	13,462	35,671	25,129
Sales, general and administrative	59,854	67,665	134,307	128,756
Total operating expenses	82,579	81,127	169,978	153,885
(Loss) income from operations	(17,649)	12,801	(17,039)	23,953
Interest income, net	108	784	407	1,517
Other income (expense), net	511	(71)	(1,144)	(47)
(Loss) income before income taxes	(17,030)	13,514	(17,776)	25,423
Benefit from income taxes	(4,129)	(2,735)	(5,763)	(1,280)
Consolidated net (loss) income	$(12,901)	$16,249	$(12,013)	$26,703
Net loss attributable to non-controlling interest	(941)	(339)	(1,478)	(583)
Net (loss) income attributable to Penumbra, Inc.	$(11,960)	$16,588	$(10,535)	$27,286

Net (loss) income attributable to Penumbra, Inc. per share:
Basic	$(0.34)	$0.48	$(0.30)	$0.79
Diluted	$(0.34)	$0.46	$(0.30)	$0.75
Weighted average shares outstanding:
Basic	35,400,542	34,694,228	35,221,727	34,601,270
Diluted	35,400,542	36,214,321	35,221,727	36,214,362

Penumbra, Inc.
Reconciliation of GAAP Net (Loss) Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS1
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019		Six Months Ended June 30, 2020		Six Months Ended June 30, 2019
	Net loss	Diluted EPS	Net income (loss)	Diluted EPS	Net loss	Diluted EPS	Net income (loss)	Diluted EPS
GAAP net (loss) income	$(11,960)	$(0.34)	$16,588	$0.46	$(10,535)	$(0.30)	$27,286	$0.75
GAAP net (loss) income includes the effect of the following items:
Impairment loss on indefinite-lived intangible asset	2,500	0.07	—	—	2,500	0.07	—	—
Excess tax benefits related to stock compensation awards	(1,320)	(0.03)	(6,745)	(0.19)	(2,802)	(0.08)	(8,989)	(0.24)
Non-GAAP net income	$(10,780)	$(0.30)	$9,843	$0.27	$(10,837)	$(0.31)	$18,297	$0.51

1See “Non-GAAP Financial Measures” for important information about our use of non-GAAP measures and further information about our non-GAAP net income and non-GAAP diluted EPS measures.

Penumbra, Inc.
Reconciliation of Revenue Change by Geographic Regions and Product Categories to Constant Currency Revenue Change2
(unaudited)
(in thousands)

	Three Months Ended June 30,		Reported Change		FX Impact	Constant Currency Change
	2020	2019	$	%	$	$	%
United States
Neuro	$38,642	$44,574	$(5,932)	(13.3)%	$—	$(5,932)	(13.3)%
Vascular	39,401	41,800	(2,399)	(5.7)%	—	(2,399)	(5.7)%
Total United States	$78,043	$86,374	$(8,331)	(9.6)%	$—	$(8,331)	(9.6)%
International
Neuro	20,195	36,973	(16,778)	(45.4)%	$409	(16,369)	(44.3)%
Vascular	6,871	10,854	(3,983)	(36.7)%	113	(3,870)	(35.7)%
Total International	$27,066	$47,827	$(20,761)	(43.4)%	$522	$(20,239)	(42.3)%
Total	$105,109	$134,201	$(29,092)	(21.7)%	$522	$(28,570)	(21.3)%

Penumbra, Inc.
Reconciliation of Revenue Change by Geographic Regions and Product Categories to Constant Currency Revenue Change2
(unaudited)
(in thousands)

	Six Months Ended June 30,		Reported Change		FX Impact	Constant Currency Change
	2020	2019	$	%	$	$	%
United States
Neuro	$83,749	$88,605	$(4,856)	(5.5)%	$—	$(4,856)	(5.5)%
Vascular	90,068	80,280	9,788	12.2%	—	9,788	12.2%
Total United States	$173,817	$168,885	$4,932	2.9%	$—	$4,932	2.9%
International
Neuro	$53,164	$74,413	$(21,249)	(28.6)%	$1,099	$(20,150)	(27.1)%
Vascular	15,457	19,342	(3,885)	(20.1)%	256	(3,629)	(18.8)%
Total International	$68,621	$93,755	$(25,134)	(26.8)%	$1,355	$(23,779)	(25.4)%
Total	$242,438	$262,640	$(20,202)	(7.7)%	$1,355	$(18,847)	(7.2)%

2See “Non-GAAP Financial Measures” for important information about our use of constant currency and other non-GAAP measures.
Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.